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                                                                    Exhibit 99.2

                   NCS HEALTHCARE ENTERS INTO MERGER AGREEMENT
                          WITH GENESIS HEALTH VENTURES

         Beachwood, Ohio -- (July 29, 2002) NCS HealthCare, Inc. (NCSS: OB) announced that on July 28, 2002, it entered into a definitive merger agreement with Genesis Health Ventures, Inc. (NASDAQ: GHVI). In the merger, each share of NCS common stock will be exchanged for 0.1 of a share of Genesis common stock, and Genesis will repay in full the outstanding debt of NCS, including $206 million of senior debt, and will redeem $102 million of 5.75% convertible subordinated debentures, including any accrued and unpaid interest. The total transaction value is approximately $340 million, net of the application of approximately $20 million in excess cash at NCS.

         The merger has been unanimously approved by the Board of Directors of NCS, acting on the recommendation of a special committee of independent directors of NCS. In its evaluation and determination, the independent committee and NCS' Board considered all expressions of interest with respect to alternative transactions. NCS stockholders representing approximately 65% of the voting power in NCS have committed to vote in favor of the merger. Consummation of the transaction, which is expected to occur in the fourth calendar quarter, is subject to regulatory approval and other customary conditions. NCS HealthCare, Inc. is a leading provider of pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals. NCS serves approximately 203,000 residents of long-term care facilities in 33 states and manages hospital pharmacies in 14 states.

Except for the historical financial information contained in this press release, statements in this release are forward-looking statements. Those forward-looking statements are based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company may differ materially from those expressed or implied by any such forward-looking statements. Factors that may cause the actual results to differ materially from those contemplated by such forward-looking statements include but are not limited to the consummation of the merger with Genesis, the continued impact of the Medicare Prospective Payment System, changes in State Medicaid and third party reimbursement levels, the credit




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worthiness of customers, continuation of various trends in the long-term care market (including the trend toward consolidation), the Company's negotiations with its senior lenders related to its credit facility, the Company's negotiations with an ad hoc committee of holders of its 5 3/4% Convertible Subordinated Debentures due 2004, the Company's negotiations regarding payment and other terms with suppliers, competition among providers of long-term care pharmacy services, changes in regulatory requirements, litigation matters, implementation of newly issued accounting standards, reform of the healthcare delivery system and other risks and uncertainties described in the Company's SEC reports.

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